Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
FIRST QUARTER FISCAL 2013 SALES RESULTS

Comparable Store Sales Results Exceed Prior Forecast

Company Raises Earnings Per Share Guidance;
Expects to Achieve Profitability in First Quarter 2013

Announces Class Action Lawsuit Settlement

FOOTHILL RANCH, CA, May 9, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today reported net sales of $140.4 million and a comparable store sales decline of 2.9% for the 13-week period ended May 4, 2013. The results exceeded prior guidance for net sales in the range of $135 million to $139 million and a comparable store sales decline in the mid-single digits.

Fiscal First Quarter 2013

	Net Sales		Comparable Store Sales % Change
	$ in Millions	% Change From Last Year	This Year	Last Year
Wet Seal	$122.8	(2.7)%	(3.4)%	(7)%
Arden B	17.6	(18.9)%	0.9%	(11.4)%
Total	$140.4	(5.1)%	(2.9)%	(7.7)%

E-commerce sales, which are not a component of comparable store sales, increased 4.6% for the period.

“We experienced significant improvement across the business as the quarter progressed,” said John D. Goodman, Chief Executive Officer. “After a challenging start in February, primarily due to macro headwinds, we achieved positive low-single digit comp store sales in the combined March-April time-frame and generated positive mid-single digit comp store sales in the final month of the quarter. At the same time, we saw significant improvement in our merchandise margin, which came in approximately flat versus last year's first quarter.

“As of quarter-end, we estimate total inventory dollars per square foot decreased in the mid- to high-single digits versus the prior year at Wet Seal and Arden B, which positions both brands to be able to chase into emerging fashion trends.

“We continue to improve at delivering great product and offering the right blend of regular and promotional pricing, supported by more compelling in-store marketing and merchandise presentation. The customer is responding well and returning to the Wet Seal brand more quickly than anticipated, which has enabled us to stabilize the business and exceed our financial forecasts in the first quarter. We are also making progress at Arden B, achieving slightly positive comps for the period. The improvements we've made year-to-date, along with the recent appointment of a new GMM for this division, make us optimistic that we can reinvigorate the Arden B brand.”

Financial Guidance

Based on the strength of sales and margins, the Company raised expectations for the first quarter of fiscal 2013. The Company now expects earnings per diluted share of $0.00 to $0.01 before non-cash asset impairments and a $3.5 million benefit to adjust its loss contingency accrual, which includes the effect of the settlement described below. This compares to prior guidance of a net loss per diluted share in the range of $0.03 to $0.06. The Company's updated guidance includes an estimated $1.8 million, or $0.02 per diluted share, of previously announced incremental legal defense costs versus the first quarter of fiscal 2012 for legal matters that arose in prior years.

Mr. Goodman continued, “We're very encouraged about our first quarter performance and progress to date. This reflects hard work and quick action on the part of our teams who have helped us lay the foundation to continue to improve our product assortments and re-engage our core Wet Seal and Arden B customers.”

Class Action Lawsuit Settlement

Last night, in the U.S. District Court, Central District of California, the Company and plaintiffs for the class action titled, Nicole Cogdell et al. v. The Wet Seal, Inc., et al., Case No.12-CV-01138 AG (ANx) filed papers memorializing an amicable resolution. The $7.5 million settlement agreement showcases the Diversity and Inclusion Council that Wet Seal launched several months ago and the Company's implementation of enhancements to policies and programs.

While the Company maintains that it has a strong track record of hiring, promoting and retaining a diverse work force, Wet Seal's new leadership approached the Plaintiffs to collaborate on best practices and a no-fault resolution of the case. This collaboration has played an important role in redefining the Company and positioning it for success.

“From the moment I became CEO of Wet Seal in January, I made clear that we value a diverse work force and believe that a dynamic and representative employee base allows us to best serve all of our customers,” said Mr. Goodman. “We appreciate the insights we have gained from plaintiffs' counsel and the EEOC for our best-practices initiatives. We are pleased to put this matter behind us as we continue to be committed to nondiscriminatory employment practices that create a welcome environment for people of all backgrounds.”

Under the agreement, the Company agrees to post open positions, implement new selection criteria and interview protocols, revamp its annual performance reviews and compensation structure, add regional human resources directors, implement more diversity and inclusion communications and training for field and corporate office employees, and enhance its investigations training and processes. The Company also has reflected its commitment to use diverse models in its marketing and to partnerships with organizations dedicated to the advancement and well-being of African Americans and other diverse groups.

Additional information about the Company's commitment to diversity and its Diversity and Inclusion Council can be found at www.wetsealinc.com.

First Quarter Conference Call Information

The Company will host a conference call to discuss first quarter fiscal 2013 financial results on Wednesday, May 29, 2013 at 1:30 p.m. Pacific Time. The call will be hosted by John D. Goodman, Chief Executive Officer, and Steve Benrubi, Executive Vice President and Chief Financial Officer.

To participate in the call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company's web site at www.wetsealinc.com. A replay of the call will be available through June 12, 2013. To access the replay, please dial (877) 870-5176 or (858) 384-5517 and provide pin number 413830.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 4, 2013, the Company operated a total of 526 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 first quarter earnings guidance and estimated quarter-end inventory levels, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.